Exhibit 99.1

CONTACT: Rob Seelig (603) 640-2212
LIAM CAFFREY TO BECOME CEO OF WHITE MOUNTAINS IN 2026

HAMILTON, Bermuda September 2, 2025 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) ("White Mountains") announced today that its Board of Directors has unanimously elected Liam Caffrey as Chief Executive Officer, effective January 1, 2026. In addition, Mr. Caffrey will join the White Mountains Board at that time.

Mr. Caffrey, who currently serves as President and Chief Financial Officer of White Mountains, will succeed current Chief Executive Officer Manning Rountree, who will retire as CEO and a member of the White Mountains Board on December 31, 2025. Mr. Caffrey joined White Mountains as CFO in 2022. Prior to that, he spent nine years in various finance and operating roles at Aon PLC. Prior to joining Aon, he served as a principal at McKinsey & Company.

Mr. Rountree will serve as a Senior Advisor to White Mountains through January 1, 2028. In this role, Mr. Rountree will continue to serve on the boards of several of the Company’s operating subsidiaries and will advise the senior management team.

Mr. Caffrey said, "I am honored to assume leadership of this great company. Over the past several years, Manning has been a valued mentor to me, and I am grateful for his continuing guidance as I move into my new role. White Mountains is in a fantastic position today, and I look forward to working with our Board and management team to build upon our strong track record of creating shareholder value."

Mr. Rountree said, "It has been a privilege to serve White Mountains over these many years and to have led a terrific team of talented and dedicated professionals. Liam and I have worked together closely over the past four years and jointly planned for this succession. He is the right person to lead the Company going forward. With our business and our team in great shape, I decided now was the right time for this transition. White Mountains’s future is bright, and I look forward to advising the team as they pursue the opportunities ahead."

Weston Hicks, Chairman of White Mountains, said, "Liam is a proven executive who brings deep insurance experience to his new role. I am confident our owners will prosper under his leadership and that of our top-notch management team. The Board and I want to thank Manning for his dedication to this Company for the past 21 years. The Company has flourished during his tenure as CEO, and he leaves it well-positioned for the future. We wish him the best in his well-deserved retirement."

Michael Papamichael, currently Managing Director and Deputy CFO of White Mountains Capital LLC, will succeed Mr. Caffrey as Chief Financial Officer on January 1, 2026. Prior to rejoining White Mountains in 2020, Mr. Papamichael had served as a Senior Vice President at Hamilton Insurance Group since 2018. Prior to joining Hamilton, Mr. Papamichael held various senior positions at Sirius Group, including when it was owned by White Mountains prior to 2016.

Giles Harrison, currently Executive Vice President and Chief Strategy Officer, will become President of White Mountains on January 1, 2026. Mr. Harrison joined White Mountains in June 2024. Prior to joining White Mountains, Mr. Harrison worked for the Zurich Insurance Group from 2015 to 2024, most recently as the Chief Financial Officer of Farmers Group, Inc.

About White Mountains
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange under the symbol WTM and on the Bermuda Stock Exchange under the symbol WTM.BH. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.